Press Release

Source:	BNC Bancorp

Contact:	Richard D. Callicutt, II

Executive Vice President and COO

336-869-9200

BNC Bancorp Announces Planned Redemption of Series A Preferred Stock

High Point, N.C. April 26, 2013 / PR Newswire – BNC Bancorp (Nasdaq: BNCN) (“BNC”) announced today that it intends to redeem 100 percent of the 31,260 shares of the outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) that were issued under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. The effective date for the planned redemption will be April 29, 2013. The shares are being redeemed from third parties that purchased the Preferred Stock from the United States Department of the Treasury in a modified Dutch auction in August 2012.

The purchase price for the shares of the Series A Preferred Stock in the redemption will be the stated liquidation value of $1,000 per share, plus any accrued or unpaid dividends that have been earned thereon up to, but not including, the date of redemption. BNC has received all necessary regulatory approvals to complete the planned redemption. The funds for the redemption are expected to come from cash on and hand and the net proceeds of a $30 million term loan from Synovus Bank that is expected to close today.

Richard D. Callicutt, Executive Vice President and Chief Operating Officer of BNC commented: “We are pleased to announce this redemption. The ability to use debt at the Holding Company level to redeem these preferred shares reduces BNC’s cost of capital, is not dilutive to common shareholders, and does not impact the capital ratios at the Bank level. We believe that regulatory approval of this redemption is further indication of BNC’s financial strength. The capital ratios of BNC and the Bank of North Carolina following the redemption will continue to exceed the requirements of our regulators and the standards for well-capitalized banks and bank holding companies.”

BNC was advised in connection with the loan from Synovus and the preferred stock redemption by Banks Street Partners, LLC and Womble, Carlyle, Sandridge & Rice, LLP, both in Atlanta.

Forward Looking Statements

The press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $3 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 35 full-service banking offices in North and South Carolina.  The Bank’s seven locations in South Carolina operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's common stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."